William D. Chapman Director, Investor Relations 847-535-0881 william.chapman@grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 robb.kristopher@grainger.com

GRAINGER REPORTS RECORD SECOND QUARTER
Company Raises EPS Guidance for Year to $3.40 to $3.60

CHICAGO, July 15, 2005 – Grainger (NYSE: GWW) today reported a 24 percent increase in earnings per share for the second quarter ended June 30, 2005. Earnings per share of 89 cents versus 72 cents in the 2004 quarter set an all-time, second quarter high. Sales were $1.4 billion, up 9 percent over the prior year’s second quarter. Net earnings were up 22 percent to $82 million.

“Our performance in the second quarter reflects our disciplined customer-service approach. It also demonstrates the true earnings potential of this business,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “Given our strong performance to date, we’ve raised the range of our 2005 earnings per share guidance from $3.20 to $3.45 to $3.40 to $3.60.

“In the second quarter we continued to see solid sales growth, in spite of disengagements from a number of contracts related to our Integrated Supply and automotive customers. The improvement in gross profit margins as a result of the

W.W. Grainger, Inc. – 2005 second quarter results

replacement of these sales with higher margin business improved overall earnings.” Keyser added, “We are committed to improving service to our customers as they look for new ways to reduce costs. During the second quarter we continued to invest in our SAP system and our metro market expansion programs to enhance our service offering.”

Branch-based Distribution
Sales in the Branch-based Distribution segment were up 9 percent in the 2005 second quarter. In the United States, sales were up 8 percent with growth in all customer end markets, including the manufacturing, commercial and government sectors. Sales growth was reduced 2 percentage points as a result of the wind-down of Integrated Supply and related automotive contracts.

Phase 1 of the market expansion program – Atlanta, Denver and Seattle – is complete, with sales up 4 percent for the quarter. Sales growth in the Denver market was principally affected by lower sales to one large customer. Excluding the effect of that customer, sales in Phase 1 were up 11 percent. Phase 2, covering four markets in Southern California, is now 80 percent complete; sales in the quarter were up 13 percent. Phase 3 – Houston, St. Louis and Tampa – is 65 percent complete. Sales were up 23 percent for the quarter. During the quarter, Tampa benefited from a state tax holiday designed to encourage residents and businesses to purchase products related to hurricane preparedness. In total, market expansion contributed approximately 1 percentage point to the 9 percent segment sales growth.

Sales in Canada were up 19 percent for the quarter – 9 percent in local currency – due primarily to strong sales in the natural resource sector. Sales in Mexico were up 24 percent for the quarter, as an improving economy, expanded telesales and additional branch coverage contributed to the increase.

W.W. Grainger, Inc. – 2005 second quarter results

Operating earnings for the Branch-based Distribution segment were up 16 percent as a result of higher sales and a 1.9 percentage point improvement in gross profit margins, partially offset by higher operating expenses primarily related to the market expansion and SAP. Higher gross profit margins were principally the result of programs to control product costs and improve pricing as well as the effect of reduced lower-margin Integrated Supply and automotive business.

Lab Safety Supply (LSS)
Sales for Lab Safety Supply (LSS) increased 14 percent during the quarter, with growth in all product lines and the acquisition of AW Direct in January 2005. Operating earnings increased 12 percent during the quarter due to higher gross profit margins partially offset by higher operating expenses, including one time acquisition-related expenses for the integration of AW Direct.

Tax Rate
The company continued to benefit from a lower tax rate versus the 2004 quarter. The lower tax rate resulted from a lower tax rate in Canada and the utilization of tax benefits related to operations in Mexico.

Cash Flow
Operating cash flow was $102 million for the quarter. The company internally funded its growth initiatives with capital expenditures for the quarter of $42 million. Grainger also repurchased 1.6 million shares of stock during the quarter, which increased second quarter earnings 1 cent per share. The company has an active share repurchase program and approximately 5.2 million shares remain under the current authorization.

Six Months Results
Sales for the six months ended June 30, 2005, were $2.7 billion, up 9 percent versus the first six months of 2004. Net earnings increased 20 percent to $154 million

W.W. Grainger, Inc. – 2005 second quarter results

versus $129 million in 2004. Earnings per share increased 19 percent to $1.68 from $1.41.

W.W. Grainger, Inc. (NYSE: GWW), with 2004 sales of $5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “earnings potential,” “expect,” “estimated,” “range,” “plan,” “projected,” “earnings per share guidance” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2005 second quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$1,372,808	$1,255,974	$2,707,688	$2,483,773
Cost of merchandise sold	845,679	796,147	1,681,683	1,576,481

Gross profit	527,129	459,827	1,026,005	907,292
Warehousing, marketing, and
administrative expenses	400,163	352,936	790,363	699,653

Operating earnings	126,966	106,891	235,642	207,639

Other income and (expense)
Interest income	2,402	1,292	4,849	2,524
Interest expense	(438)	(1,240)	(928)	(2,653)
Equity in income (loss) of unconsolidated
entities	890	143	1,310	(202)
Gain on sale of unconsolidated entity	0	0	0	750
Unclassified-net	(837)	277	3,406	418

Total other income and (expense)	2,017	472	8,637	837

Earnings before income taxes	128,983	107,363	244,279	208,476
Income taxes	47,394	40,744	89,898	79,298

Net earnings	$81,589	$66,619	$154,381	$129,178

Net earnings per share
- Basic	$0.91	$0.74	$1.72	$1.43
- Diluted	$0.89	$0.72	$1.68	$1.41

Weighted average number of shares outstanding
-Basic	89,489,470	90,236,332	89,942,454	90,227,811
-Diluted	91,080,031	91,723,607	91,770,062	91,498,520

Supplemental financial information concerning the quarter ended June 30, 2005 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847.535.1544 or renee.young@grainger.com.

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